Exhibit 10.2

March 31, 2023

Dear Ed,

This letter including a Non-Disclosure and Confidentiality Agreement and an Information Security Agreement which are attached as Exhibits A and B and incorporated herein by reference (this “Agreement”) sets forth the terms and conditions effective as of April 1, 2023 whereby you (“You”, “Your”) agree to provide certain services to First Business Bank and/or its subsidiaries and affiliates (the “Company”), (You and the Company collectively referred to as the “Parties”).

1.            Services.

(a)            The Company hereby engages You, and You hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

(b)            You shall provide services on matters relating to the Company’s Bank Consulting business line, as directed by Dave Seiler or other designee of the Company from time to time (the “Services”). The deliverables (“Services”) include the following:

•	75% business development –

○	Build pipeline of new clients

○	Collaborate with President of FBCS to set sales goals and targets

○	Maintain sales force

○	Assist with design and enhancement of marketing materials

○	Attend and participate in conferences and events

○	Meet with new and existing clients

•	25% existing client support –

○	Assist with setting asset / liability strategies

○	Assist with preparation and review of client presentations

○	Assist with client minutes and documentation

○	Assist with policy preparation, compliance, and validation review

○	Other tasks and activities assigned

(c)            You and Dave Seiler or their designee shall mutually agree to the time(s) and location(s) at which the Services shall be performed.

2.            Term. The term of this Agreement shall commence on April 1, 2023 (the “Effective Date”) and shall terminate on March 31, 2024. This Agreement may be extended based on the Company’s and business line’s needs by an agreement in writing signed by both Parties to this Agreement. Either Party may terminate this Agreement at any time and immediately upon giving 30 calendar days written notice of termination to the other Party.

3.            Fees and Expenses.

(a)            Except as otherwise noted in this section, as compensation for the Services the Company shall pay You $6,250 per month, in arrears and on the last day of each month. The compensation is based on You working an average of 20 hours per week; however, the Parties agree and understand the hours worked will vary from week to week.

(b)            The Company will reimburse You for out-of-pocket expenses relating to travel, conference fees, office supplies and other related expenses which have been approved in advance by Dave Seiler or their designee and incurred in connection with the performance of the Services.

4.            Relationship of the Parties.

(a)            You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between You and the Company for any purpose. You shall have no authority (and shall not hold yourself out as having authority) to bind the Company and You shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

(b)            The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

(c)            You are responsible for maintaining your own insurance coverage including but not limited to property, auto and liability insurance.

5.            Assignment. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.

6.            Compliance and Conditions. You shall comply with all federal, state, and local laws, rules, ordinances, and regulations as well as the Company’s policies including but not limited to its site and security regulations.

7.            Indemnification. You agree to indemnify, defend and hold harmless the Company together with its directors, officers and employees from any and all liabilities, damages, losses, expenses, including reasonable attorney’s fees and legal costs in any way related to or arising directly or indirectly from (i) Your negligent acts or omissions or willful misconduct, (ii) a determination by a court or agency that You are not an independent contractor, (iii) Your failure to comply with all local, State and Federal laws and regulations. This indemnification obligation shall survive the expiration or termination of this Agreement.

8.            Confidentiality and Non-Public Personal Information. This Agreement is subject to the terms of the attached Non-Disclosure and Confidentiality Agreement (Exhibit A) and Information Security Agreement (Exhibit B). To the extent You have a need for access to certain confidential information including but not limited to nonpublic personal information (“Confidential Information”) in order to perform the Services, You agree that such access will be limited exclusively to that information which is necessary to complete such work, under no circumstances will any such information be shared with any other third party and You will at all times comply with all state and federal privacy and confidentiality laws and regulations;

(a)            You shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after performance of Your Service to the Company under this Agreement, except to the extent such disclosure is authorized in writing by the Company or required by law or any competent administrative agency or judicial authority. If You receive a subpoena or other court order or are otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its affiliates, or Your activities in connection with the business of the Company or any of its affiliates, You shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. You shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. You shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its affiliates.

(b)            You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, You have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(c)            Nothing contained in this Section 8 shall limit Your ability to file a charge or complaint with any governmental, administrative, or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). You acknowledge that this Section 8 does not limit (i) Your ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Company, or (ii) Your right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

9.            Insider Trading Policy. During the term of this Agreement, You shall be subject to the requirements and restrictions set forth in the Company’s Insider Trading Policy (the “Policy”) as a “Covered Individual” pursuant to the terms of the Policy. Additionally, following Your retirement, You will be subject to the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, in the same manner as all retired Company executive officers are subject.

10.            Non-disparagement. You agree that You will not make, or direct any other person or entity to make, any statements, or otherwise take, or direct any other person or entity to take, any action intended, or which might reasonably be expected to impair the good will, business reputation or good name of the Company. Nothing contained in this paragraph shall preclude You from providing truthful testimony pursuant to subpoena or other legal process.

11.            Miscellaneous.

(a)            This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b)            This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

(c)            This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the United States and the State of Wisconsin, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Wisconsin. Any litigation arising out of or relating to this Agreement, or brought to enforce its terms, shall be brought in the United States District Court for the Western District of Wisconsin, if in federal court, or in the Dane County Circuit Court, if in state court, and Recipient waives any objections to personal jurisdiction and/or venue for the purpose of such action.

(d)            Notices and electronic execution. All notices and other communications given pursuant to this Agreement shall be in writing and effective when received. A signature transmitted by electronic means shall be considered an original signature.

(e)            Company Policies. You agree to comply with Company policies including but not limited to the Company’s Code of Ethics, IT Policy, Insider Trading Policy, those portions of the Company Handbook which are applicable to an independent contractor position and other polices which may be presented to You from time to time.

(f)            Company Property. You acknowledge that you may have possession and/or use of certain property belonging to the Company, including without limitation, a Company owned laptop, iPad, iPhone, hardware, software and related devices and applications (“Property”). You shall use your best efforts to safekeep and prevent unauthorized access to such Property. Immediately upon termination of this Agreement you shall return to the Company, and shall certify in writing upon request of Company, all Company Property, documents, and all Confidential Information that are in Your possession or under Your control.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to me.

Sincerely,

First Business Bank

/s/ Dave Seiler
By: Dave Seiler
Title: President & Chief Operating Officer

Date:	March 31, 2023

ACCEPTED AND AGREED:

/s/ Edward Sloane
Edward Sloane

Date:	March 31, 2023

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